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                                                               HECO Exhibit 12.2
                                                               -----------------

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)
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                                               Six months ended
                                                   June 30,
                                              ------------------
(dollars in thousands)                         1996       1995
- ----------------------------------------------------------------

FIXED CHARGES
Total interest charges..................      $22,853    $21,351
Interest component of rentals...........          352        330
Pretax preferred stock dividend
 requirements of subsidiaries...........        2,293      2,252
                                              -------    -------

TOTAL FIXED CHARGES.....................      $25,498    $23,933
                                              =======    =======

EARNINGS
Income before preferred stock dividends
 of HECO................................      $39,364    $35,413
Income taxes (see note below)...........       25,795     23,054
Fixed charges, as shown.................       25,498     23,933
AFUDC for borrowed funds................       (2,504)    (2,505)
                                              -------    -------

EARNINGS AVAILABLE FOR FIXED CHARGES....      $88,153    $79,895
                                              =======    =======

RATIO OF EARNINGS TO FIXED CHARGES......         3.46       3.34
                                              =======    =======

Note:
Income taxes are comprised of the
 following:
   Expense relating to operating income       $25,893    $23,270
     for regulated purposes..............
   Benefit relating to nonoperating loss.         (98)      (216)
                                              -------    -------
                                              $25,795    $23,054
                                              =======    =======
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